UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 18, 2011

FURIEX PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-34641	27-1197863
(Commission File Number)	(IRS Employer ID Number)

3900 Paramount Parkway, Suite 150, Morrisville, North Carolina 27560
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (919) 456-7800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	Entry into a Material Definitive Agreement.

On August 18, 2011, Furiex Pharmaceuticals, Inc. (the “Company”) and its wholly owned subsidiaries, APBI Holdings, LLC, Development Partners, LLC and GenuPro, Inc. (the “Subsidiaries”), as Borrower, entered into a Loan and Security Agreement (the “Loan Agreement”) with MidCap Funding III, LLC (“MidCap”), in its capacity as administrative agent (“Agent”) for MidCap and Silicon Valley Bank (“SVB”) as lenders (the “Lenders”), pursuant to which Furiex borrowed an aggregate of $15.0 million (the “Loan”), that will be funded in two tranches (each a “Term Loan” and collectively, the “Term Loans”). The first Term Loan in the amount of $10.0 million was drawn at closing of the transaction on August 18, 2011. The second Term Loan in the amount $5.0 million will be advanced to Furiex if a pre-defined financing event occurs. The Company will use the proceeds of the Loan solely as working capital and to fund its general business requirements.

Interest will accrue on each Term Loan at a fixed annual interest rate equal to the sum of (i) the greater of (A) the LIBOR rate in effect as of the second business day prior to the funding date for each Term Loan and (B) 3%, plus (ii) the LIBOR Rate Margin of 7.25%. Both Term Loans will have interest-only payments for the first 12 months. The first Term Loan will have principal and interest payments for a 36-month period. The Company must make monthly interest payments on the first Term Loan commencing on September 1, 2011, with repayment of principal commencing on August 1, 2012. All unpaid principal and accrued interest with respect to the first Term Loan is due and payable on August 1, 2015, unless the Loan Agreement is terminated. The second Term Loan will have principal and interest payments for a subsequent 33-month or 36-month period, depending on whether the date of funding occurs on or after December 31, 2011. In addition, upon repayment in full of the Loan, the Borrower is obligated to make a final payment fee equal to 2.5% of the original principal amount of the Loan. The Borrower may prepay the full amount of the Loan subject to a prepayment premium of 4% in year one, 3% in year two, and 1% in year three of the prepayment amount.

The obligations of the Company and its Subsidiaries under the Loan Agreement are secured by a first priority lien on substantially all of the Company’s and its Subsidiaries’ existing and after-acquired assets, excluding their intellectual property (but including the proceeds thereof) and excluding certain assets related to a predefined financing event from and after the date of consummation thereof. The obligations of the Company and its Subsidiaries under the Loan Agreement are also secured by a first priority lien on the equity interests of the Company in its Subsidiaries.

Under the Loan Agreement, the Company and its Subsidiaries are subject to affirmative covenants customary for financings of this type, including the obligations to maintain good standing, provide certain notices to the Lenders, deliver financial statements to the Lenders, maintain insurance, discharge all taxes, protect their intellectual property and protect the collateral. The Company and its Subsidiaries are also subject to negative covenants customary for financings of this type, including that they may not enter into a merger or consolidation or certain change of control events, incur liens on the collateral, incur additional indebtedness, dispose of any property, change their jurisdictions of organization or their organizational structures or types, declare or pay dividends (other than dividends payable solely in Common Stock), make certain investments or acquisitions, enter into certain transactions with affiliates, in each case subject to certain customary exceptions, including exceptions that allow the Company and its Subsidiaries to acquire additional compounds and to enter into licenses and similar agreements providing for the use and collaboration of the Company’s and its Subsidiaries’ intellectual property provided certain conditions are met.

The Loan Agreement provides that events of default include failure to make payment of principal or interest on the Loan when required, failure to perform certain obligations under the Loan Agreement and related documents, defaults in certain other indebtedness and certain other events including certain adverse actions taken by the FDA or other governmental authorities. Upon events of default, the Company’s and its Subsidiaries’ obligations under the Loan Agreement may, or in the event of insolvency or bankruptcy will automatically, be accelerated. Upon the occurrence of any event of default, the Company’s and its Subsidiaries’ obligations under the Loan Agreement will bear interest at a rate equal to the lesser of (a) 4% above the rate of interest applicable to such obligations immediately prior to the occurrence of the event of default and (b) the maximum rate allowable under law.

The descriptions of the Loan Agreement, the Pledge Agreement, and the Secured Promissory Note provided above are qualified in their entirety by reference to the full and complete terms contained in Loan Agreement, the Pledge Agreement, and the Secured Promissory Note, which will be filed as exhibits to Furiex’s Quarterly Report on Form 10-Q for the fiscal quarter ending September 30, 2011.

ITEM 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off- Balance Sheet Arrangement of a Registrant.

The information set forth above in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 8.01.	Other Events.

On August 18, 2011, Furiex issued a press release announcing its entry into the Loan Agreement. A copy of this press release is attached as Exhibit 99.1.

The information in this Item 8.01, including Exhibit 99.1, shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to liabilities of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

99.1	Press release issued August 18, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

FURIEX PHARMACEUTICALS, INC.
Date: August 24, 2011
/s/ Marshall H. Woodworth
Marshall H. Woodworth
Chief Financial Officer